                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                          ASCEND COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:
     (2) Form, Schedule or Registration No.:
     (3)  Filing Party:
     (4)  Date Filed:

                          ASCEND COMMUNICATIONS, INC.
                               ONE ASCEND PLAZA
                            1701 HARBOR BAY PARKWAY
                           ALAMEDA, CALIFORNIA 94502

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 28, 1997

To the Stockholders of Ascend Communications, Inc.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Ascend Communications, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 28, 1997, at 1:00 p.m. local time, at the Company's principal executive offices located at the above-stated address, for the following purposes:

    1. To elect seven (7) members of the Board of Directors to hold office until the 1998 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

    2. To vote upon a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1997.

    3. To transact such other business as may properly come before the meeting.

  Stockholders of record at the close of business on April 18, 1997 are entitled to notice of, and to vote at, this meeting and any adjournments or postponements thereof. For ten (10) days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the Company's principal executive offices located at the above-stated address.

                                          By Order of the Board of Directors

                                          /s/ ROBERT K. DAHL
                                          Robert K. Dahl
                                          Secretary

Alameda, California
April 30, 1997

STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY AND VOTE IN PERSON AT THE MEETING.

                          ASCEND COMMUNICATIONS, INC.
                               ONE ASCEND PLAZA
                            1701 HARBOR BAY PARKWAY
                           ALAMEDA, CALIFORNIA 94502

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                APRIL 30, 1997

  The accompanying proxy is solicited by the Board of Directors of Ascend Communications, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held Wednesday, May 28, 1997, at 1:00 p.m. local time, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is April 30, 1997, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                              GENERAL INFORMATION

  Annual Report. An annual report for the year ended December 31, 1996, is enclosed with this Proxy Statement.

  Voting Securities. Only stockholders of record as of the close of business on April 18, 1997 will be entitled to vote at the meeting and any adjournment or postponement thereof. As of that date, there were 120,794,242 shares of common stock of the Company, par value $0.001 per share (the "Common Stock"), issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one vote for each share of Common Stock held on the proposals presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting.

  Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company may request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation. The Company also has retained Skinner & Co., Inc., a proxy solicitation firm, in connection with the Annual Meeting at a cost of approximately $3,500, along with reasonable out-of-pocket expenses.

  Voting of Proxies. All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a valid proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Annual Meeting and voting in person.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information, as of March 31, 1997, with respect to the beneficial ownership of the Company's Common Stock by (i) each director and director-nominee of the Company, (ii) the individuals who served as the Chief Executive Officer of the Company in 1996, and the four other highest compensated executive officers of the Company whose salary and bonus for the year ended December 31, 1996 exceeded $100,000, (iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to own more than 5% of the Company's Common Stock.

                                                       SHARES OWNED(1)
                                                   ---------------------------
  NAME AND ADDRESS OF                              NUMBER OF     PERCENTAGE OF
   BENEFICIAL OWNERS                                SHARES           CLASS
  -------------------                              ---------     -------------
DIRECTORS AND EXECUTIVE OFFICERS
Mory Ejabat....................................... 1,320,622(2)      1.08%
Roger L. Evans ................................... 1,050,279(3)        *
  c/o Greylock Capital Limited Partnership
  One Federal Street
  Boston, MA 02110
Robert K. Dahl....................................   805,599(4)        *
C. Richard Kramlich...............................   238,618(5)        *
  c/o New Enterprise Associates
  235 Montgomery Street, Suite 1025
  San Francisco, CA 94104
Betsy S. Atkins...................................   167,515(6)        *
James P. Lally....................................   213,808(7)        *
  c/o Kleiner Perkins Caufield & Buyers
  2750 Sand Hill Road
  Menlo Park, CA 94025
Curtis N. Sanford.................................   616,502(8)        *
Jeanette Symons................................... 1,073,765(9)        *
Michael Hendren...................................   458,132(10)       *
Martin Schoffstall................................     1,600           *
Directors and executive officers as a group (15
persons).......................................... 6,748,993(11)     5.36%
5% STOCKHOLDER
FMR Corp. ........................................ 8,035,720(12)     6.65%
  82 Devonshire Street
  Boston, MA 02109

--------
  * Less than 1%
 (1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable. Unless otherwise indicated, the individuals in the table may be contacted c/o Ascend Communications, Inc., One Ascend Plaza, 1701 Harbor Bay Parkway, Alameda, CA 94502.
 (2) Mr. Ejabat is the President, Chief Executive Officer and a director of the Company. Includes (i) 1,273,844 shares which are subject to options exercisable within 60 days of March 31, 1997 and (ii) 4,000 shares held as trustee for the benefit of his children.
 (3) Mr. Evans is a director of the Company. Includes (i) 870,279 shares held as trustee of the Roger Evans and Jacqueline Evans Family Trust, dated March 8, 1989 and (ii) 180,000 shares which are subject to options exercisable within 60 days of March 31, 1997.
 (4) Mr. Dahl is Vice President, Finance, Chief Financial Officer, Secretary and a director of the Company. Includes 599,786 shares which are subject to options exercisable within 60 days of March 31, 1997.
 (5) Mr. Kramlich is a director of the Company. Includes 132,000 shares which are subject to options exercisable within 60 days of March 31, 1997.

 (6) Ms. Atkins is a director of the Company. Includes (i) 72,000 shares which are subject to options exercisable within 60 days of March 31, 1997 and
     (ii) 37,182 shares held by her husband.
 (7) Mr. Lally is a director of the Company. Includes 180,000 shares which are subject to options exercisable within 60 days of March 31, 1997.
 (8) Mr. Sanford is Senior Vice President, International Sales and General Manager of International Operations of the Company. Includes (i) 456,688 shares which are subject to options exercisable within 60 days of March 31, 1997 and (ii) 2,000 shares owned by Mr. Sanford's child.
 (9) Ms. Symons is Executive Vice President, Advanced Products and Technology Group and Chief Technical Officer of the Company. Includes 895,093 shares which are subject to options exercisable within 60 days of March 31, 1997.
(10) Mr. Hendren is Senior Vice President, North America Sales of the Company. Includes 458,124 shares which are subject to options exercisable within 60 days of March 31, 1997.
(11) Includes (i) 5,050,072 shares which are subject to options exercisable within 60 days of March 31, 1997 and (ii) 913,461 shares held by various family members of and trusts benefiting family members of certain directors and executive officers listed above.
(12) Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 1997.

                             ELECTION OF DIRECTORS

  Seven (7) directors, constituting the Company's full Board of Directors, are to be elected at the Annual Meeting. If elected, the nominees will serve as directors until the Company's Annual Meeting of Stockholders in 1998 and until their successors are elected and qualified.

  Management's nominees for election to the Board of Directors and certain information with respect to their age and background are set forth below. Management knows of no reason why any nominee would be unable or unwilling to serve. However, if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for such substitute nominees as management may designate.

  If a quorum is present and voting, the nominees for directors receiving the highest number of votes will be elected as directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining whether a quorum is present.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE
                            NOMINEES LISTED BELOW.

                                                                             DIRECTOR
NAME                                     POSITION WITH THE COMPANY       AGE  SINCE
----                                     -------------------------       --- --------
Mory Ejabat......................  Director, President and Chief          47   1994
                                   Executive Officer
Robert K. Dahl...................  Director, Vice President, Finance,     56   1995
                                   Chief Financial Officer and Secretary
Betsy S. Atkins..................  Director                               43   1989
Roger L. Evans...................  Director                               51   1989
C. Richard Kramlich..............  Director                               62   1990
James P. Lally...................  Director                               51   1989
Martin Schoffstall...............  Director                               37   1996

  There are no family relationships among any directors or executive officers of the Company.

  Mr. Ejabat joined the Company in January 1990 as Vice President, Operations, and he served in this capacity until December 1992. From December 1992 until March 1994, he served as Executive Vice President. From

March 1994 until June 1995, he served as President, Chief Operating Officer and a director of the Company. Since June 1995, he has served as President, Chief Executive Officer and a director of the Company. From January 1979 to June 1989, Mr. Ejabat was employed by Micom Systems, Inc., a data communications equipment manufacturer, where he served in various management capacities, including Vice President for Wide Area Communications Products and Vice President of Development and Operations.

  Mr. Dahl joined the Company in January 1994 as Vice President, Finance and Chief Financial Officer. He has served as a director of the Company since July 1995. From May 1991 to December 1993, Mr. Dahl was a private investor and a principal in Dahl-De Vivo Management Co., a private investment firm. From January 1991 to May 1991, he was employed as Executive Vice President and Chief Financial Officer for Digital Microwave Corporation. From January 1988 to December 1990, Mr. Dahl was Senior Vice President, Chief Financial Officer and a member of the Board of Directors of American President Cos., Ltd., a diversified transportation company. From July 1986 to December 1987, he was employed by Ungermann-Bass, Inc., a networking equipment supplier, as Executive Vice President and Chief Financial Officer and also served as a member of its Board of Directors. From June 1979 to July 1986, he was employed as Vice President and Chief Financial Officer of ROLM Corporation, a manufacturer of customer premises communications equipment.

  Ms. Atkins has served as a director of the Company since August 1989. Ms. Atkins was President and Chief Executive Officer of Nellson Candies, Inc. from 1990 to 1993. From August 1989 to January 1990, she was Vice President of Marketing and Sales for the Company. From 1987 to 1988, she was Vice President of Marketing for Unisys Corporation, a computer manufacturer.

  Mr. Evans has served as a director of the Company since April 1989. Mr. Evans has been a special limited partner of Greylock Capital Limited Partnership, a venture capital partnership, and a member of the management of Greylock Management Corporation, the service organization to the Greylock venture capital partnerships, since 1989, and has been a general partner of Greylock Limited Partnership since 1991, Greylock Equity Limited Partnership since 1994 and Greylock IX Limited Partnership since early 1997. From October 1988 until joining Greylock, Mr. Evans was a consultant. From 1985 until October 1988, he served as President and Chief Executive Officer of Micom Systems, Inc., a manufacturer of data communications equipment. Mr. Evans also serves on the Board of Directors of HNC Software, Inc.

  Mr. Kramlich has served as a director of the Company since February 1990. Mr. Kramlich has been a general partner of New Enterprise Associates, a venture capital firm, since June 1978. Mr. Kramlich also serves on the Board of Directors of Chalone, Inc., Macromedia, Inc., Neopath, Inc., Silicon Graphics, Inc., SyQuest Technology, Inc., Lumisys, Inc. and Graphix Zone, Inc.

  Mr. Lally has served as a director of the Company since April 1989. Mr. Lally has been a general partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since September 1981. Mr. Lally also serves on the Board of Directors of Visioneer, Inc.

  Mr. Schoffstall has served as a director of the Company since June 1996. Mr. Schoffstall is a founder of Epicenter, Inc., an Internet gaming company, and has served as its President and Chairman of the Board of Directors since its inception in April 1996. Mr. Schoffstall is a co-founder of PSINet Inc. ("PSINet"), an Internet access and service provider, and served as PSINet's Senior Vice President from February 1995 to April 1996 and as director and Chief Technical Officer of PSINet from its inception in 1988 to April 1996. Mr. Schoffstall also served as Vice President and Treasurer of PSINet from 1988 to February 1995. Prior to forming PSINet, Mr. Schoffstall was a co-founder and, from 1987 to 1989, served as Vice President for Technology and Marketing, of NYSERNet (New York State Education and Research Network). Mr. Schoffstall co-authored the national standard network management software, SNMP.

  During 1996, the Board of Directors held four (4) meetings. No incumbent director serving on the Board of Directors in 1996 attended fewer than 75% of such meetings of the Board of Directors and the Committees on which he or she serves, except Mr. Schoffstall.

  The Company has an Audit Committee and a Compensation Committee.

  The Audit Committee's function is to review with the Company's independent auditors and management the annual financial statements and independent auditors' opinion, review the scope and results of the examination of the Company's financial statements by the independent auditors, approve all professional services and related fees performed by the independent auditors, recommend the retention of the independent auditors to the Board of Directors, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee are Messrs. Evans and Lally. During 1996, the Audit Committee held one (1) meeting.

  The Compensation Committee's function is to review and establish salary levels for executive officers and certain other management employees and to grant stock options. The members of the Compensation Committee are Ms. Atkins and Mr. Kramlich. During 1996, the Compensation Committee held two (2) meetings. For additional information concerning the Compensation Committee, see "Compensation Committee Report On Executive Compensation."

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

  The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company in 1996 and the four other most highly compensated executive officers of the Company as of December 31, 1996 whose total salary and bonus for 1996 exceeded $100,000, for services in all capacities to the Company, during 1996:

                        SUMMARY COMPENSATION TABLE (1)

                                                                     LONG TERM
                             ANNUAL COMPENSATION                    COMPENSATION
                            ----------------------                  ------------
                                                        OTHER          AWARDS
   NAMED AND PRINCIPAL                                 NON-CASH       OPTIONS
         POSITION           YEAR  SALARY   BONUS   COMPENSATION (2)   (SHARES)
   -------------------      ---- -------- -------- ---------------- ------------
Mory Ejabat...............  1996 $327,928 $487,500      $3,983         400,000
 President and Chief        1995  233,103  230,000       4,740       1,023,840
 Executive Officer          1994  163,015   81,505       5,159         186,664
Curtis N. Sanford.........
 Senior Vice President,
 International Sales and    1996  541,051       --       4,860         150,000
 General Manager of         1995  333,465       --       4,860         251,680
 International Operations   1994  135,500  667,675       4,824         160,000
Michael Hendren...........  1996  325,227       --          --         150,000
 Senior Vice President,     1995  331,029       --          --         170,000
 North America Sales        1994  128,026       --          --         680,000
Robert K. Dahl............
 Vice President, Finance,   1996  290,960  435,000      14,272         350,000
 Chief Financial            1995  201,308  200,000      19,290         401,680
 Officer and Secretary      1994  135,000   70,000      26,130         866,644
Jeanette Symons...........  1996  200,000  300,000       3,240         300,000
 Executive Vice President,  1995  141,500  141,500       3,240         501,760
 Advanced Products and      1994  105,000   21,000          --         106,664
 Technology Group and
 Chief Technical Officer

--------

(1) Total amount of personal benefits paid to each executive officer during the year was less than the lesser of (i) $50,000 or (ii) 10% of the officer's total reported salary and bonus.

(2) Represents interest waived by the Company which had accrued on full-recourse notes from the executive officer during the fiscal year.

                             OPTION GRANTS IN 1996

  The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during 1996 to the persons named in the Summary Compensation Table:

                             OPTION GRANTS IN 1996

                                                                           POTENTIAL REALIZABLE VALUE
                                                                             AT ASSUMED ANNUAL RATES
                                        % OF TOTAL                               OF STOCK PRICE
                                         OPTIONS     EXERCISE                     APPRECIATION
                            OPTIONS     GRANTED TO    PRICE                    FOR OPTION TERM(3)
                            GRANTED    EMPLOYEES IN    PER     EXPIRATION  ---------------------------
          NAME             (SHARES)(1) FISCAL YEAR    SHARE(2)    DATE         5%           10%
          ----            ------------- ------------ ---------- ----------   -------         ---
Mory Ejabat.............    400,000        5.1%      $61.875    12/16/06  $  15,565,142 $  39,445,126
Curtis N. Sanford.......    150,000        1.9        61.875    12/16/06      5,836,928    14,791,922
Michael Hendren.........     50,000        0.6        65.938     5/29/06      2,073,387     5,254,370
                            100,000        1.3        61.875    12/16/06      3,891,286     9,861,281
Robert K. Dahl..........    350,000        4.4        61.875    12/16/06     13,619,499    34,514,485
Jeanette Symons.........    300,000        3.9        61.875    12/16/06     11,673,857    29,583,844

--------
(1) All options granted in 1996 were granted under the Company's 1989 Stock Option Plan. Options generally vest, in the case of new employees, as to 1/4th of the subject shares on the first anniversary of the employee's hire date, and an additional 1/48th of the subject shares upon completion of each succeeding full month of continuous employment with the Company thereafter. Subsequent options granted to an employee typically vest as to 1/48th of the subject shares upon completion of each full month of continuous employment following the date of grant. All of the options granted to people in the above chart conform to the aforementioned vesting schedule. The Board of Directors of the Company retains discretion to modify the terms, including the price, of outstanding options.
(2) All options were granted with an exercise price equal to the fair market value per share of the Common Stock on the date of grant.
(3) Potential gains are net of the exercise price but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall market conditions and the option holder's continued employment through the vesting period.

         AGGREGATE OPTION EXERCISES IN 1996 AND YEAR-END OPTION VALUES

  The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in 1996, and unexercised options held as of December 31, 1996, by the persons named in the Summary Compensation Table:

                      AGGREGATE OPTION EXERCISES IN 1996
                          AND YEAR-END OPTION VALUES

                                                                           VALUE OF UNEXERCISED IN-
                                                   NUMBER OF UNEXERCISED     THE-MONEY OPTIONS AT
                           SHARES                 OPTIONS AT 12/31/96(1)          12/31/96(2)
                         ACQUIRED ON    VALUE    ------------------------- -------------------------
          NAME            EXERCISE    REALIZED   EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- ----------- ----------- ------------- ----------- -------------
Mory Ejabat.............   231,774   $13,807,206  1,328,182         0      $44,237,070      $ 0
Curtis N. Sanford.......       --            --     456,687         0       14,905,750        0
Michael Hendren.........   250,584    13,668,269    525,416         0       21,706,547        0
Robert K. Dahl..........    41,520     2,689,254    682,160         0       11,995,385        0
Jeanette Symons.........       --            --     895,093         0       31,998,440        0

--------

(1) Options granted under the Company's 1989 Stock Option Plan generally are exercisable immediately subject to a repurchase right in favor of the Company which lapses as the option vests as described in Footnote 1 to the table entitled "Option Grants in 1996."

(2) Valuation based on the difference between the option exercise price and the fair market value of the Company's Common Stock on December 31, 1996 (which was $62.125 per share, based on the closing sales price of the stock on the Nasdaq National Market).

EMPLOYMENT CONTRACTS AND TERMINATION AND CHANGE OF CONTROL ARRANGEMENTS

  Certain options granted under the Company's 1989 Stock Option Plan (the "Option Plan") or under the Company's 1994 Outside Directors Stock Option Plan contain provisions pursuant to which the unvested portions of outstanding options become immediately exercisable and fully vested upon a merger of the Company in which the Company's stockholders do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company or its successor, if the successor corporation fails to assume the outstanding options or substitute options for the successor corporation's stock to replace the outstanding options. The outstanding options will terminate to the extent they are not exercised as of the consummation of the merger, or assumed or substituted for by the successor corporation.

DIRECTOR COMPENSATION

  For each meeting of the Board of Directors which they attend, directors are reimbursed for reasonable travel expenses incurred. Pursuant to the Company's 1994 Outside Directors Stock Option Plan, all directors who are not employees of the Company are automatically granted non-qualified stock options to purchase the Company's Common Stock upon their initial appointment to the Board of Directors and then thereafter on an annual basis. The grant on initial appointment is for an option to purchase 192,000 shares and the annual grant is for an option to purchase 48,000 shares. Such options generally become vested and exercisable in equal annual installments over a four-year period beginning on the date of grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  During 1994, the Company accepted full-recourse notes, bearing interest at 5.4% per annum, from certain executive officers and key employees in payment of the exercise price for options granted in January 1994. The Company waived an aggregate of approximately $43,000, $33,000 and $30,000 of interest which had accrued on these notes during 1994, 1995 and 1996 respectively. The Company received notes with principal amounts of $105,000, $487,500, $90,000 and $60,000 from Mr. Ejabat, Mr. Dahl, Mr. Sanford and Ms. Symons, respectively.

  For a description of the compensation of officers of the Company, see "Executive Compensation and Other Matters."

  To date, the Company has made no loans to officers, directors, principal stockholders or other affiliates other than as described above or other than advances of reimbursable expenses. All such transactions, including loans, are subject to approval by a majority of the Company's independent and disinterested directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1996, the Compensation Committee was comprised of two outside directors of the Board of Directors, Ms. Atkins and Mr. Kramlich.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors, and greater-than-ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that, during the year ended December 31, 1996, all relevant Section 16(a) filing requirements were complied with, except that each of Mory Ejabat , an executive officer and director, Robert K. Dahl, an executive officer and director, Jeanette Symons, an executive officer, Michael J. Johnson, an executive officer, Anthony Stagno, an executive officer, Curtis N. Sanford, an executive officer, Michael Hendren, an executive officer, and William H. Kind, an executive officer, filed one late report with respect to grants of options under the Option Plan.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee is comprised of two outside directors of the Board of Directors and is responsible for setting and monitoring policies governing compensation of executive officers and certain other key employees. The Compensation Committee reviews the performance and compensation levels for executive officers, sets salary and bonus levels for these individuals and recommends to the Board of Directors option grants for these individuals under the Option Plan. The objectives of the Compensation Committee are to correlate executive officer compensation with the Company's business objectives and performance, and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company.

OVERVIEW AND POLICIES FOR 1996

  In 1996, compensation for the Company's executive officers consisted primarily of base salary, potential bonuses based upon the Company's performance for the year and long-term equity incentives in the form of stock options.

  Base Salary

  Due to the importance of executive compensation in attracting and retaining qualified executive officers, the Compensation Committee and management engaged consultants to survey the compensation practices in the high technology industry to ensure that the Company's compensation structure was competitive. Additionally, the Compensation Committee reviewed the Company's financial performance in 1995, certain milestones achieved by the Company (including profitability, sales levels and new product introductions) and individual executive officer duties. As a result of the survey and based upon the Company's strong performance in 1995, the Compensation Committee approved increases to executive officer base salaries so that they were approximately in the 75th percentile range for comparable positions at similarly sized high technology companies.

  For 1996, each executive officer, including the Chief Executive Officer, received his or her base salary as recommended by the Compensation Committee.

  Performance Bonuses

  It is the policy of the Compensation Committee that a portion of the annual cash compensation of each executive officer be contingent upon the performance of the Company. The Compensation Committee approves an executive bonus plan each year. During 1996, the Company's bonus plan was based upon performance objectives for sales and pre-tax income and had three targeted bonus performance levels. Annual bonus compensation at the lowest, mid-range and highest targeted bonus performance levels represented up to approximately 60%, 80% and 100%, respectively, of the base salary for each executive officer who participated in the bonus plan, including the Chief Executive Officer.

  The Company attained the highest level for both sales and pre-tax income objectives for 1996, and in accordance with the bonus plan, paid bonuses to each executive officer in an amount equal to approximately 100% of the respective executive officer's base salary.

  Long-Term Equity Incentives

  The Compensation Committee strongly believes in granting stock options to the Company's executive officers to tie executive officer compensation directly to the long-term success of the Company and increases in stockholder value. In addition, the Compensation Committee believes annual unvested stock option grants to executive officers are important to encourage executive officer retention.

  In January 1996, each executive officer was granted a stock option under the Option Plan. The size of each grant was based on the executive officer's position with the Company, the executive officer's past performance and the number of unvested options then held by the executive officer. In addition to these annual grants, during 1996 the Compensation Committee granted options to William H. Kind, Vice President, Engineering, upon commencement of his employment with the Company in October 1996.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Mr. Ejabat has served as an executive officer of the Company since January 1990 and has served as the Company's Chief Executive Officer since June 1995. As described above for the Company's other executive officers, Mr. Ejabat's base salary in 1996 was established by the Compensation Committee based upon the Company's financial performance, Mr. Ejabat's individual duties and the salaries paid to executives holding comparable positions at similarly situated high technology companies. In addition to his base salary and based primarily upon the Company's achievement of target sales and pre-tax profits for 1996, Mr. Ejabat earned a bonus under the Company's bonus plan, as described above, of approximately 100% of his base salary. Based on the criteria described above regarding grants of unvested stock options to executive officers, Mr. Ejabat also received in December 1996 a stock option for 400,000 shares under the Option Plan as part of his compensation for 1997.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  Effective January 1, 1994, the Internal Revenue Code (the "Code") was amended to impose a limit under Section 162(m) on the amount of compensation which may be deducted by a publicly-held corporation with respect to the corporation's chief executive officer and its four other most highly-compensated officers, set at $1,000,000 per executive per year. Exemptions from this deductibility limit are provided for certain types of "performance-based compensation," including compensation related to stock option plans meeting certain criteria. In order to permit compensation under the Option Plan to qualify for this exemption, the Board of Directors concluded that it would be advisable to establish certain restrictions on the granting of options under the Option Plan. These restrictions were approved by the Company's stockholders in April 1994. The Compensation Committee does not believe that other components of the Company's compensation will be likely in the aggregate to exceed $1,000,000 for any executive officer in any year in the foreseeable future, and therefore concluded that no further action with respect to qualifying its executive compensation for deductibility of such compensation was necessary at this time. The policy of the Compensation Committee is to qualify executive compensation for deductibility under the applicable tax laws as practicable. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying the deductibility of such compensation.

                                          The Compensation Committee

                                          Betsy S. Atkins
                                          C. Richard Kramlich

                       COMPARISON OF STOCKHOLDER RETURNS

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the Standard and Poor's 500 Index and the Nasdaq Telecommunications Industry Index from May 13, 1994, the date of the Company's initial public offering, through December 31, 1996.


                     COMPARISON OF CUMULATIVE TOTAL RETURN
                FROM MAY 13, 1994 THROUGH DECEMBER 31, 1996(1)
             AMONG ASCEND COMMUNICATIONS, INC., S&P 500 INDEX AND
                   NASDAQ TELECOMMUNICATIONS INDUSTRY INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                             ASCEND                       NASDAQ
Measurement Period           COMMUNICATIONS,   S&P        TELECOMMUNICATIONS
(Fiscal Year Covered)        INC.              500 INDEX  IND. INDEX
-------------------          ---------------   ---------  ------------------
Measurement Pt-05/13/94      $ 100.0            $100.0    $100.0
FYE  12/30/94                $ 217.7            $105.5    $101.6
FYE  12/29/95                $2163.3            $145.2    $133.1
FYE  12/31/96                $3313.3            $179.0    $136.0
-----------
*    Data prepared by the Center for Research in Security Prices.

(1)  Assumes that $100.00 was invested on May 13, 1994 in the Company's Common
     Stock and each index. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors of the Company has selected Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the year ending December 31, 1997. Ernst & Young LLP has acted as the Company's independent auditors since the Company's inception. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

  The affirmative vote of a majority of the votes cast at the Annual Meeting, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present for purposes of determining the presence of a quorum. Abstentions have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1997.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                            AT NEXT ANNUAL MEETING

  Proposals of stockholders intended to be presented at the next Annual Meeting of the Stockholders of the Company must be received by the Company at its offices at One Ascend Plaza, 1701 Harbor Bay Parkway, Alameda, California, 94502, Attn: Secretary, not later than December 31, 1997, and satisfy the conditions established by the SEC for stockholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

  At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ ROBERT K. DAHL
                                          Robert K. Dahl
                                          Secretary

April 30, 1997

                           [LOGO OF RECYCLED PAPER]

                          ASCEND COMMUNICATIONS, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                      SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Mory Ejabat and Michael J. Johnson, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of the common stock, par value $0.001 per share, of Ascend Communications, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held at the Company's principal executive offices at One Ascend Plaza, 1701 Harbor Bay Parkway, Alameda, California, on Wednesday, May 28, 1997 at 1:00 p.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement and (2) in their discretion upon such other matters as may properly come before the Annual Meeting.

     The undersigned hereby acknowledges receipt of the: (1) Notice of Annual Meeting of Stockholders of the Company, (2) accompanying Proxy Statement and (3) Annual Report of the Company for the year ended December 31, 1996.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

     1.   Election of the following directors:

               Nominees:

               Mory Ejabat, Robert K. Dahl, Betsy S. Atkins, Roger L. Evans,
               C. Richard Kramlich, James P. Lally, Martin Schoffstall


               [  ] FOR ALL NOMINEES     [  ] WITHHOLD FROM ALL NOMINEES


               [  ]
                    --------------------------
                    For all nominees except as
                    written above



     2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1997.

               [ ]  FOR       [ ]  AGAINST    [ ] ABSTAIN

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 AND 2.

[ ]  CHECK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT.

[ ]  CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING.


Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.


                                                            Dated:        , 1997
                                                                  --------

                                    Signature(s):
                                                 -------------------------------

                                    --------------------------------------------